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                                                                    EXHIBIT 99.1

At Autobytel.com                                 at Financial Relations Board
Hoshi Printer                                    Don Markley
infoearnings@autobytel.com                       dmarkley@frb.bsmg.com
949/862-3099                                     Chris Wood
                                                 cwood@frb.bsmg.com
                                                 415/986-1591

                   AUTOBYTEL.COM EXPECTS FIRST QUARTER RESULTS
                           TO EXCEED ANALYST ESTIMATES

IRVINE, CA; April 6, 2000 - Autobytel.com (NASDAQ: ABTL), today announced preliminary financial results for the three months ended March 31, 2000.

The Company expects revenue for the quarter to be between $14.5 and $15.0 million, and for the net loss to be in the range of $0.43 to $0.45 per share. The current median analyst estimates are revenue of $13.4 million and net loss of $0.48. The results for the quarter are consolidated, including revenue and expenses from CarSmart.com since the closing of the acquisition on February 15, 2000.

"This is the fifth consecutive quarter of financial performance that has exceeded street estimates since our IPO in March 1999," said Mark Lorimer, Autobytel.com's President and CEO. "This quarter's results reflect continued outstanding performance along several fronts. With the addition of CarSmart we have driven our dealer base to more than 5,000 strong, unique visitors to our sites topped 5 million, and we have seen a dramatic increase in our international business."

"In addition to record revenues from our traditional car-buying program, we launched AutobytelDirect and CarSmart's Personal Shopper, both of which have been well-received by dealers and consumers. We have already been responsible for more than $8.5 million in vehicle sales representing 28 makes in 32 states," Lorimer continued.

According to Lorimer, the Company's marketing and sales expenses were less than previously anticipated. "In our last conference call, we indicated that we would increase marketing and sales expenses by $5 to $7 million in each of the first two quarters to support the launch of AutobytelDirect. Our creative marketing approach allowed us to spend less in the first quarter than anticipated," he said.

The Company stated that at the close of the quarter its cash and cash equivalents stood at approximately $105 million, including $37 million raised for the operation of Autobytel Europe, compared with $85 million in cash as of December 31, 1999. The Company used approximately $8 million in cash to fund ongoing operations in the first quarter. "We expect to maintain or even decrease the rate of cash usage in the second half of this year," said Lorimer.

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Autobytel.com Expects First Quarter Results To Exceed Analyst Estimates
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The Company disclosed that as of March 31, its shares outstanding had increased to 20.2 million as a result of the CarSmart.com acquisition. Excluding the holdings of officers and directors and those entities with more than 5 percent of the outstanding shares, Autobytel.com's share float is approximately 10.2 million.

Autobytel.com's final first quarter results will be reported on Thursday, April 27, 2000 at 1 pm PDT, following the close of the market.

ABOUT AUTOBYTEL.COM INC.

Internationally-branded Autobytel.com is the acknowledged leader in online automotive commerce(1). The most comprehensive automotive Internet site, Autobytel.com offers consumers a positive purchasing and ownership experience, while providing its Accredited Dealer Network with the most efficient way to reach online car buyers. As it assists consumers through every aspect of the automotive lifecycle, Autobytel.com provides continuity into the next vehicle purchase. Launched in March 1995, Autobytel.com's low-cost, no-haggle car-buying program is available in the U.S., Canada (www.autobytel.ca), the United Kingdom (www.autobytel.co.uk), Sweden (www.autobytel.se) and Japan (www.autobytel-japan.com). In 2000, Autobytel.com was ranked #1 in Dealer Satisfaction with Online Buying Services for the third year in a row(2).

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, changes in A.I.N. Corporation's financial performance, and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission.

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(1) As reported by J.D. Power and Associates, 4/5/00.

(2) J.D. Power and Associates 2000 Dealer Satisfaction With Online Buying Services Studies(SM). Study is based on 1,262 automotive retailer interviews. Each respondent evaluated up to three different services, which resulted in 2,144 evaluations.